Exhibit 8.2

June 20, 2007	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

CBOT Holdings, Inc.

141 W. Jackson Blvd

Chicago, IL 60604

Re:	Agreement and Plan of Merger, dated as of
October 17, 2006, as amended as of December 20,
2006, May 11, 2007, and June 14, 2007 by and
between Chicago Mercantile Exchange Holdings
Inc., CBOT Holdings, Inc. and the Board of Trade
of the City of Chicago, Inc.

Ladies and Gentlemen:

We have acted as counsel to CBOT Holdings, Inc., a Delaware corporation (“CBOT Holdings”), in connection with the proposed merger (“Merger”) of CBOT Holdings with and into Chicago Mercantile Exchange Holdings Inc., a Delaware corporation (“CME Holdings”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 17, 2006, as amended as of December 20, 2006, May 11, 2007 (“Execution Date”) and June 14, 2007. CME Holdings will be the surviving corporation in the Merger and, upon consummation of the Merger, the combined company will be renamed CME Group Inc (“CME Group”). The Merger will also result in change to the constituent documents of Board of Trade of the City of Chicago, Inc., a Delaware non-stock corporation and a subsidiary of CBOT Holdings (“CBOT”). The Merger Agreement obligates CME Holdings to commence and consummate a tender offer (the “Tender Offer”) as promptly as practicable after the Merger for 6,250,000 shares of CME Holdings Class A Common Stock (or such lesser number of shares that are tendered in the tender offer) for $560.00 per share. The Tender Offer will be open to existing CME Holdings stockholders as well as CBOT Holdings stockholders that receive CME Holdings Class A Common Stock in connection with the Merger. The Merger Agreement also requires CBOT Holdings to declare and pay prior to the Effective Time a special cash dividend on CBOT Holdings Class A Common Stock in the amount of $9.14 per share of the CBOT Holdings Class A Common Stock (the “Special Dividend”). Unless otherwise defined herein, capitalized terms used herein shall have the same meaning as defined in the Merger Agreement. This opinion letter is being delivered in connection with the Registration Statement on Form S-4 (Registration No. 333-143282 (the “Registration Statement”)) relating to the Merger initially filed with the Securities and Exchange Commission on May 25, 2007 and amended and declared effective by the Securities and Exchange Commission on June 5, 2007, and as supplemented by the Supplement to Joint Proxy Statement/Prospectus dated June 17, 2007 included as Exhibit 99.1 to a Current Report on Form 8-K filed by CME Holdings with the Securities and Exchange Commission on June 18, 2007 (the “Supplement”).

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CBOT Holdings, Inc.

June 20, 2007

In rendering our opinions set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in the originals or copies, certified or otherwise identified to our satisfaction of (i) the description of the Merger as set forth in the Merger Agreement, including representations and covenants of CBOT Holdings and CME Holdings, (ii) the Registration Statement and the Supplement, and (iii) such other instruments and documents related to the formation, organization and operation of CBOT Holdings and CME Holdings and related to the consummation of the Merger as we have deemed necessary or appropriate. In addition, we have relied upon (without our independent investigation or verification) certain statements, representations, covenants and agreements made by CBOT Holdings and CME Holdings, including factual statements and representations set forth in their respective letters delivered to us for purposes of these opinions (the “Representation Letters”), and we have assumed that (i) the Representation Letters will be executed by the appropriate officers of CBOT Holdings and CME Holdings as of the Effective Time of the Merger and (ii) the Merger will be reported by CBOT Holdings and CME Holdings on their respective United States federal income tax returns in a manner consistent with the opinions set forth below. Our opinions assume and are expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continually as of the Effective Time of the Merger, without any qualification as to knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all non-original documents submitted to us. Also, we have assumed that the Merger was or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement and the Supplement, and that none of the terms and conditions contained therein will be waived or modified in any respect prior to the Effective Time of the Merger. We have assumed that the value of the CME Holdings Class A Common Stock issued in the Merger will equal at least 40% of the value of the combined Merger consideration taking into account (i) the Tender Offer (assuming that cash received in the Tender Offer is treated as consideration received in the Merger), (ii) the Special Dividend (assuming that cash received with respect to the Special Dividend is treated as consideration received in the Merger), and (iii) the amount, if any, to be paid to CBOT Holdings Stockholders who perfect their appraisal rights.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations promulgated thereunder (“Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (“IRS”), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Supplement, the Merger Agreement, the Representation Letters, or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

Subject to the foregoing and to the qualifications and limitations set forth herein, (i) we are of the opinion that under current law, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of section 368(a) of the Code; (ii) the statements of opinion in

CBOT Holdings, Inc.

June 20, 2007

the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger – Tax Consequences of the Merger for CME Holdings, CME Holdings Stockholders and CBOT Holdings” and “Tax Consequences of the Merger for CBOT Holdings Stockholders” constitute our opinion; and (iii) the statements of opinion in the Supplement under the caption “Material U.S. Federal Income Tax Consequences of the Special Dividend and the Exercise Right Privilege Payment – Special Dividend – Treatment of U.S. Holders of CBOT Holdings Class A common stock”, “Treatment of non-U.S. holders of CBOT Holdings Class A common stock” and “Exercise Right Privilege Payments – Forty-Five Day Offer to Purchase”, “Receipt of Put Right” and “Treatment of non-U.S. holders of an Exercise Right Privilege” constitute our opinion.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is being furnished solely in connection with the filing of the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to discussion of the material U.S. federal income tax consequences of the Merger, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ MAYER, BROWN, ROWE & MAW LLP

Mayer, Brown, Rowe & Maw LLP

GWC/TWB/TRB